UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 7, 2016

VECTOR GROUP LTD.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-5759	65-0949535

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4400 Biscayne Boulevard, Miami, Florida		33137

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(305) 579-8000

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. Other Events.

On December 7, 2016 Vector Group Ltd. (NYSE: VGR) and its Liggett Group tobacco subsidiary reached an agreement resolving 124 Engle progeny tobacco litigation cases pending in Florida. Under the agreement, these individual Engle plaintiffs are dismissing their claims, with prejudice, against the Company and Liggett.

The Company expects to incur an after-tax charge of approximately $11 million in the fourth quarter of 2016 related to the settlement agreement. Pursuant to the terms of the agreement, Liggett will pay a total of $17.65 million (including a $14 million lump sum payment paid on December 7, 2016, with the balance payable in four quarterly installments of approximately $981,000 each, beginning in January 2018, including interest at 5% per annum).

Upon dismissal of the settled cases, the Company and Liggett will be defendants in approximately 125 state court Engle cases.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements, which involve risk and uncertainties. The words “could,” “believe,” “expect,” “estimate,” “may,” “will,” “could,” “plan,” or “continue” and similar expressions are intended to identify forward-looking statements. The Company’s actual results could differ significantly from the results discussed in such forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, without limitation, those discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2016. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Current Report on Form 8-K. The Company undertakes no obligation to (and expressly disclaims any obligation to) revise or update any forward-looking statement, whether as a result of new information, subsequent events, or otherwise (except as may be required by law), in order to reflect any event or circumstance which may arise after the date of this Current Report on Form 8-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 8, 2016	VECTOR GROUP LTD.
	By:	/s/ Marc N. Bell
		Name:	Marc N. Bell
		Title:	Senior Vice President, General Counsel and Secretary